Exhibit 99.1
PureRay Corporation
3490 Piedmont Road
Suite 1120
Atlanta, GA 30305
FOR IMMEDIATE RELEASE

Media contact:	Ted Wright Managing Partner, Fizz m) 773-301-8514 o) 404-638-1066 ted@fizzcorp.com

PureRay Corp. Names New Chief Operating Officer
ATLANTA, GA (Oct. 17, 2008) — PureRay Corporation has named John McIlwaine as its Chief Operating Officer, the company announced today, citing his extensive operational experience and entrepreneurial spirit.
“John strengthens our management team because he has that rare combination of innovation success and execution skill,” said Mr. Jefrey Wallace, PureRay Corporation’s President and CEO. “He has proven himself in the international market, and he enjoys the challenge of building a business.”
From December 2007 to August 2008, Mr. McIlwaine was the President of Brand Asset Digital, a digital-media company that develops and markets anti-piracy and brand marketing solutions for the person-to-person marketplace, where he was responsible for helping the company navigate from its product development focus into a high-growth, scalable enterprise. In 1995, Mr. McIlwaine co-founded Knowlagent, a human performance enterprise software company that distributes its products worldwide. From February 1995 to December 2005, Mr. McIlwaine served as the Chief Technology Officer of Knowlagent, with primary responsibilities for research and development, product development, and professional services. From February 1995 through January 2007, Mr. McIlwaine also served as the Co-Chairman of the Board of Directors of Knowlagent. Mr. McIlwaine, who has been granted seven patents, received a bachelor’s of science degree in Mechanical Engineering from the Georgia Institute of Technology in 1993.

An Atlanta-based lighting technology company, PureRay is committed to improving the quality of light and the quality of life globally through safe, energy-efficient lighting. PureRay focuses on making solar-based charging and lighting systems practical and cost-effective for developing- world countries in Africa, South Asia, the Caribbean and Latin America, as well as for domestic markets. Its proprietary lighting system is patent-pending. PureRay stock currently trades on the OTCBB under the stock symbol PURY.
This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate” and similar expressions identifying forward- looking statements.
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